Exhibit 99.1

FOR IMMEDIATE RELEASE

June 21, 2022

TEGNA Shareholders Re-elect Board Members and Approve Say on Pay Proposal at Annual Meeting

Tysons, Va. – Shareholders of TEGNA Inc. (NYSE: TGNA) today approved the re-election of Board members, ratified the appointment of PricewaterhouseCoopers LLP and approved an advisory resolution on the compensation of the company’s named executive officers. Shareholders also voted in favor of a shareholder proposal to amend appropriate company governing documents to give the owners of a combined 10% of TEGNA’s outstanding common stock the power to call a special shareholder meeting.

TEGNA shareholders re-elected Board Chairman Howard D. Elias, president and CEO Dave Lougee, Gina L. Bianchini, Stuart Epstein, Lidia Fonseca, Karen Grimes, Scott K. McCune, Henry W. McGee, Bruce P. Nolop, Neal Shapiro and Melinda C. Witmer to the Board of Directors at the company’s annual meeting held this morning. Directors will serve one-year terms ending at TEGNA’s 2023 Annual Meeting of Shareholders. Susan Ness retired from TEGNA’s Board of Directors effective today after serving for nearly 11 years.

TEGNA’s shareholders also ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered accounting firm for the 2022 fiscal year and approved an advisory resolution on the compensation of the company’s named executive officers reported in the company’s 2022 proxy statement.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups. TEGNA also owns leading multicast networks True Crime Network, Twist and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

Julie Heskett

Senior Vice President, Financial Planning & Analysis

703-873-6747

investorrelations@TEGNA.com